AMENDED AND RESTATED
                              --------------------
                         EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------

         THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT ("AGREEMENT") is entered into effective as of JANUARY 16, 2007 (the "EFFECTIVE DATE") by and between CENTERLINE CAPITAL GROUP, INC., A DELAWARE CORPORATION (the "COMPANY"), and NICHOLAS A. C. MUMFORD ("EXECUTIVE"). In addition, this Agreement is being executed by the Company's ultimate parent company, CENTERLINE HOLDING COMPANY, a Delaware statutory trust ("CENTERLINE"), for purposes of guaranteeing performance by the Company as set forth in Section 10(k) herein. Certain capitalized terms used in this Agreement are used with the definitions ascribed to them on the attached EXHIBIT A, which is incorporated into this Agreement by this reference.

                                   BACKGROUND
                                   ----------

         The Company and Executive have previously entered into an Executive Employment Agreement (the "EMPLOYMENT AGREEMENT") dated as of January 16, 2007. Effective as of the date hereof, the Company has amended its Salary, Discretionary Bonus, Long Term Disability, Severance Pay, total disability policy, provision regarding termination without Cause and Resignation for Good Reason and Change in Control provision. As a result thereof, the parties hereto wish to amend and restate the Employment Agreement as provided herein.

         WHEREAS, the parties desire to enter into an employment relationship on the terms and conditions set forth below:

         THEREFORE, the parties, intending to be legally bound, agree as follows:

1. EMPLOYMENT. The Company will employ Executive, and Executive will be employed by the Company, during the Employment Period on and subject to the terms and conditions contained in this Agreement. The "EMPLOYMENT PERIOD" is the period commencing on the Effective Date and continuing for a period of three (3) years (the "Initial Term") with automatic renewals thereafter for successive one (1) year periods unless terminated as provided in this Agreement.

2. DUTIES. During the Employment Period, Executive will work for the Company in the capacity of Executive Managing Director and Group Head of the Credit Risk Products Group. During the Employment Period, Executive shall report to the Chief Executive Officer of the Company and Executive shall perform the types of duties and functions as shall be reasonably assigned to Executive from time to time by the Chief Executive Officer of the Company and shall be consistent with Executive's position. Executive will devote substantially all of his business time, best efforts and ability to the business of the Company and its affiliates, will faithfully and diligently perform Executive's duties pursuant to this Agreement, will comply with the overall policies established by the board of trustees of Centerline and will do all things reasonably in Executive's power to promote, develop and extend Centerline's business and that of its subsidiaries. In determining whether Executive is devoting substantially all his business time, best efforts and ability to the business of the Company and its affiliates, Executive may only engage in those business activities aside from his duties hereunder which are either (i) set forth in the attached EXHIBIT B, or (ii) are disclosed to Centerline's board of trustees and approved by it.

3. COMPENSATION AND BENEFITS. During the Employment Period, the Company will pay and provide Executive as compensation for Executive's services pursuant to this Agreement the consideration specified and determined in accordance with this
SECTION 3, in each case subject to all withholdings required by applicable law.

     a. The Company will pay Executive a base salary (the "SALARY") of $ 400,000.00 per annum payable in equal bi-weekly installments, which amount shall be subject to increase at the end of the Initial Term and every third year thereafter so long as this Agreement shall be in effect. In addition, the Company will pay Executive bonus compensation ("ANNUAL BONUS") to the extent it is awarded to him under and subject to the terms of an annual incentive bonus compensation plan or program sponsored by the Company (the "BONUS PLAN").

     b. Executive may also be awarded long term deferred compensation under one or more plans or programs established by the Company (including but not limited to Out-Performance Programs) or Centerline and its affiliates from time to time (the "DEFERRED COMPENSATION PLANS") and may be offered an opportunity to co-invest with Centerline and/or its subsidiaries in funds sponsored by them on such terms and conditions as shall be determined by Centerline. Amounts, if any, payable to Executive under the terms of the Deferred Compensation Plans shall be governed solely by the terms of the Deferred Compensation Plans and awards made thereunder and the terms and conditions of any co-investment opportunity provided to Executive shall be established by Centerline and communicated to Executive. Executive shall be under no obligation to participate in any co-investment opportunity and such participation shall not be a condition of nor affect in any manner Executive's continued employment by the Company.

     c. Executive shall be entitled to twenty (20) days vacation per year for each year this Agreement is in effect. All vacation shall be taken at such times as shall be agreed upon by the Chief Executive Officer of the Company. In the event of a termination of this Agreement, no amount shall be payable to the Executive for any accrued but not yet taken vacation time. Executive's right to carry over unused vacation days to subsequent years shall be subject to and limited by Centerline's policy regarding the carry over of unused vacation days in effect for similarly situated executives.

     d. Executive will be entitled to participate in any fringe benefit and other employee benefit plans and programs available to salaried employees of the Company as in effect from time to time, to the extent that Executive may be eligible to do so under the applicable provisions of the plans and programs ("BENEFIT RIGHTS").

     e. Executive shall be entitled to reimbursement of amounts incurred by him in connection with the performance by him of his duties and obligations hereunder in accordance with the Company's expense reimbursement policy ("REIMBURSABLE AMOUNTS"). Executive shall apply for all reimbursements for a particular calendar year not later than forty-five (45) days after it ends, and payment shall occur not later than two and one-half months after the end of the calendar year to which the Reimbursable Amounts relate.

     f. The Company shall also provide Executive with supplemental long term disability insurance which will provide Executive with a full disability benefit of Fifteen Thousand Dollars ($15,000.00) per month after an exclusion period of ninety (90) days and otherwise on substantially the same terms as are set forth on the attached EXHIBIT C (the "Disability Coverage"). During the ninety (90) day exclusion period, the Company will pay Executive his full Salary. Disability Coverage shall be provided in a manner which is most tax advantageous to the Executive, provided Executive cooperates fully in the implementation of any reasonable plan proposed by the Company to achieve such results.

4. TERMINATION; SEVERANCE BENEFITS. The Employment Period and Executive's employment with the Company will terminate upon the first to occur of the following and the Company shall make the following payments and no other payments upon the occurrence of such event, subject in all cases to the terms and conditions of subsection 10(e) hereof:

     a. DEATH. If Executive dies during the Employment Period, the Termination Date will be the date of Executive's death. In such event, the Company shall pay Executive's estate within two and one-half months of the date of Executive's death a death benefit equal to: (i) severance compensation equal to one year of Executive's then current Salary and 100% of the amount of the Executive's most recently declared and paid Annual Bonus ("SEVERANCE PAY"); (ii) Executive's earned but unpaid Salary, any Reimbursement Amounts for the period prior to termination, any accrued but unused vacation, and any declared but unpaid Annual Bonus (collectively "ENTITLEMENTS"); (iii) BENEFIT RIGHTS; (iv) additional benefits (if any) in accordance with the applicable Company plans, programs and arrangements ("COMPANY ARRANGEMENTS"); and (v) the Company shall pay the COBRA premiums for Executive's dependents for the lesser of (A) one (1) year or (B) until Executive's dependents cease to be eligible for such COBRA benefits (including, without limitation, by reason of any such dependents becoming eligible for substantially similar coverage from another employer). Upon a termination of the Executive by reason of Executive's death, any unvested options and restricted stock awarded to Executive under any compensation plan sponsored by the Company and any promote shares under a co-investment made by the Executive with the Company or its affiliates shall fully vest upon the date of his death. Furthermore, the Executive shall be eligible for consideration for an Annual Bonus for the year in which the Executive dies; provided, however, nothing herein shall entitle the Executive to an Annual Bonus and any award of an Annual Bonus shall be subject to the terms and provisions of the Bonus Plan.

     b.   TOTAL  DISABILITY.  If  Executive  incurs  a  Total  Disability,   the
          Termination Date will be the date Executive (or Executive's beneficiary or representative) first becomes entitled to receive benefits under the Disability Coverage unless deferred or extended by the Centerline's Compensation Committee, in which case it will be the extended or deferred date (the "DISABILITY PAYMENT DATE"). In such event the Company shall pay to or on behalf of the Executive (or Executive's beneficiary or representative) (i) on each regular pay day the pro rata portion of any Salary which accrues from the date Executive incurs the Total Disability to the Disability Payment Date,
          (ii) within two and one-half months of the Disability Payment Date, a disability benefit equal to (A) Severance Pay; (B) the Entitlements;
          (C) Benefit Rights; and (D) Company Arrangements; (iii) subsequent to the Disability Payment Date, any payments due on account of the Disability Coverage and (iv) the COBRA premiums for Executive and his dependents for the lesser of (A) one (1) year or (B) until Executive and his dependents cease to be eligible for such COBRA benefits
          (including, without limitation, by reason of Executive becoming eligible for substantially similar coverage from a subsequent employer). For these purposes, a "TOTAL DISABILITY" is a physical and/or mental condition giving rise to Executive (or Executive's beneficiary or representative) receiving benefits on account of Executive's being totally disabled under any Disability Coverage. Upon a termination of the Executive by reason of Total Disability, any unvested options and restricted stock awarded to Executive under any compensation plan sponsored by the Company and any promote shares under a co-investment made by the Executive with the Company or its affiliates shall fully vest upon the Termination Date. Furthermore, the Executive shall be eligible for consideration for an Annual Bonus for the year in which the Executive incurs a Total Disability; provided, however, nothing herein shall entitle the Executive to an Annual Bonus and any award of an Annual Bonus shall be subject to the terms and provisions of the Bonus Plan.

     c. TERMINATION FOR CAUSE; RESIGNATION WITHOUT GOOD REASON. Executive's employment may be terminated by the Company for Cause at any time upon written notice from the Company to Executive. The Company's notice must set forth the facts or circumstances constituting Cause and specify the Termination Date. Executive may resign without the existence of Good Reason at any time upon not less than ninety (90) days written notice to the Company. Executive's notice must specify the Termination Date. Upon the occurrence of either such event, the Company shall only be obligated to pay Executive any amounts due under
          SECTION 4(G) below. Upon a termination of the Executive by the Company with Cause or a termination by the Executive without Good Reason, any unvested options and restricted stock awarded to Executive under any compensation plan sponsored by the Company shall be forfeited as of the Termination Date. Vested options shall continue to be exercisable in accordance with the compensation plan pursuant to which they were issued.

     d. FAILURE TO RENEW, RETIREMENT, TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON. In the event the Company shall determine that Executive's Employment Period will not be renewed pursuant to Section 1 of this Employment Agreement, the Company shall so notify Executive not less than sixty (60) days and not more than ninety (90) days prior to the expiration of the Employment Period, in which case the Termination Date shall be the expiration of the Employment Period and the Executive's employment shall be deemed to have been terminated by the Company without Cause. In addition, Executive may be terminated by the Company without Cause at any time upon not less than thirty (30) days written notice to Executive, in which case the Company's notice must specify the Termination Date. Executive may resign if Good Reason exists upon not less than ten (10) days written notice to the Company. Executive's notice must set forth the facts and circumstances constituting Good Reason and specify the Termination Date.

          In the event of Executive's Retirement, (i) any unvested options and restricted stock awarded to Executive under any compensation plan sponsored by the Company and any promote shares under a co-investment made by the Executive with the Company or its affiliates shall fully vest upon the Termination Date and (ii) the terms and provisions of Sections 5, 6, 7 and 8 of this Agreement shall continue in full force and effect.

          If Executive's employment is terminated by the Company without Cause or Executive terminates his employment with the Company for Good Reason, Executive shall have no further rights or claims hereunder or with regard hereto except that, subject to his execution of a release running to the Company and its related entities and their respective partners, shareholders, officers, directors and employees of all claims relating to his employment and termination substantially in the form of EXHIBIT D (with such reasonable changes therein as may be deemed by counsel to the Company to be required or desirable to reflect applicable law at the time of delivery of such release) (the "Release"), (i) the Company will pay Executive a separation payment equal to the Entitlements and Severance Pay within two and one-half months after terminating employment, (ii) Executive will be entitled to the Benefit Rights and Company Arrangements, and (iii) the Company will pay the COBRA premiums for Executive and his dependents for the lesser of (A) one (1) year or (B) until Executive and his dependents cease to be eligible for such COBRA benefits (including, without limitation, by reason of Executive becoming eligible for substantially similar coverage from a subsequent employer). If Executive elects not to deliver the Release, then the Company shall have no obligation to pay Executive the severance provided for in clause (i) above, but shall be obligated to pay to Executive the amounts provided for in clause (ii) above at the times provided therein. Any payments to be made to Executive pursuant to this SECTION 4(D) are in addition to any benefits that may be payable under any life insurance, disability insurance or similar policies of insurance that the Company may maintain on Executive's behalf and to which Executive contributes all or any portion of the premiums to maintain. If Executive's employment is terminated hereunder, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due to Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Upon a termination of the Executive by the Company without Cause or, a termination by the Executive with Good Reason, any unvested options and restricted stock awarded to Executive under any compensation plan sponsored by the Company and any promote shares under a co-investment made by the Executive with the Company or its affiliates shall fully vest upon the end of any rescission period allowed with respect to the release provided as Exhibit D. Furthermore, the Executive shall be eligible for consideration for an Annual Bonus for the year in which the Executive terminates with Good Reason or is Terminated without Cause; provided, however, nothing herein shall entitle the Executive to an Annual Bonus and any award of an Annual Bonus shall be subject to the terms and provisions of the Bonus Plan.

     e. CHANGE OF CONTROL. In the event that Executive's employment is terminated by the Company either in anticipation of, or within three months before, or within one (1) year after, a Change in Control (other than as a result of Cause, death or Total Disability) or by the Executive for Good Reason within one (1) year after a Change of Control, the Company shall have no liability or further obligation to the Executive and the Executive shall have no further rights or claims hereunder or with regard hereto except that, subject to his execution (within 30 days after delivery to Executive) of the Release: (i) the Company will, within two and one-half months of the Executive's employment termination date, pay Executive the Entitlements and a separation payment equal to twenty-four months of Executive's then current Salary and 150% of the amount of the Executive's most recently declared and paid Annual Bonus; (ii) Executive will be entitled to the Benefits Rights and the Company Arrangements; and (iii) all medical and dental, disability and life insurance then provided to senior executives of the Company shall be continued at no cost to the Executive or his dependents following the Termination Date for a period of twenty-four (24) months, or at the discretion of the Company, a cash payment shall be made in lieu of such benefits. If Executive elects not to sign and deliver the Release, then the Company shall have no obligation to pay Executive the monies and benefits described in the prior sentence. Upon a termination of Executive's employment governed by this Section 4(e), any unvested options and restricted stock awarded to Executive under any compensation plan sponsored by the Company and any promote shares under a co-investment made by the Executive with the Company or its affiliates shall fully vest upon the Termination Date. Furthermore, the Executive shall be eligible for consideration for an Annual Bonus for the year in which the Executive's employment is terminated under the terms of this
          Section 4(e); provided, however, nothing herein shall entitle the Executive to an Annual Bonus and any award of an Annual Bonus shall be subject to the terms and provisions of the Bonus Plan. For purposes of this Section 4(e), the Termination Date shall be Executive's last day of employment with the Company.

     f. IMMEDIATE CESSATION OF EMPLOYMENT. If the Company gives notice to Executive pursuant to SUBSECTION (C) above, or Executive gives notice to the Company pursuant to SUBSECTION (C) above, the Company may further direct Executive to immediately cease Executive's activities on behalf of the Company, to remove Executive's personal belongings from the premises of the Company and/or to discontinue using any of the Company's facilities.

     g. ARREARAGES. In connection with the Executive's termination of employment for any reason, the Company shall pay Executive (or Executive's estate or legal representative, as the case may be) on the Termination Date his (a) accrued but unpaid Salary, if any, as of the Termination Date, (b) accrued but unpaid Annual Bonus for the Fiscal Year prior to the Fiscal Year in which Executive's employment is terminated as of the Termination Date and (c) unpaid Reimbursable Amounts, if any, as of the Termination Date (collectively, the "ARREARAGES"). If termination is pursuant to SUBSECTION (C) above, the payments under this SUBSECTION (G) will be in complete fulfillment of the Company's obligations to Executive under this Agreement.
          Otherwise, the Company shall be obligated to make the additional payments required pursuant to this SECTION 4 in addition to the Arrearages.

     h. COOPERATION. The Executive agrees to cooperate with the Company, during the Employment Period and thereafter (including following the Executive's termination of employment for any reason), consistent with Executive's duties, responsibilities and availability under the terms of this Agreement, by making himself reasonably available to testify on behalf of the Company or any of its Affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any Affiliate, in any such action, suit, or proceeding, by providing information and meeting and consulting with: (i) the Board or its representatives or counsel,
          (ii) representatives or counsel to the Company, and/or (iii) any Affiliate as reasonably requested. The Company agrees to reimburse the Executive, for all reasonable expenses actually incurred in connection with his provision of testimony or assistance.

5. NON-COMPETITION AGREEMENT.

     a. Executive absolutely and unconditionally covenants and agrees with the Company that, from the period commencing on the date of this Agreement and continuing for a period of ninety (90) days following the termination of his employment by Executive without Good Reason and for a period of one (1) year following the end of his employment for any other reason (the "NONCOMPETE PERIOD"), Executive will not, either directly or indirectly, solely or jointly with any other person or persons, as an employee, consultant, or advisor (whether or not engaged in business for profit), or as an individual proprietor, partner, shareholder, director, officer, joint venturer, investor or lender, render services in or directed into any state within the United States of an executive, advertising, marketing, sales, supervisory, technical, research, purchasing or consulting nature to any person or entity that engages in or intends to engage in a Competitive Business (as defined in EXHIBIT A) (i) as conducted as of the date of execution of this Agreement; (ii) as conducted during the term of this Agreement; or (iii) as proposed to be conducted by the Company Group as of the Termination Date (collectively, "COMPETITION"). Notwithstanding the foregoing, Executive may return to work for NATIXIS Capital Markets North America, Inc. or its successors without complying with the Noncompete Period.

     b. If a court or arbitration panel concludes through appropriate proceedings that the Executive has breached the covenant set forth in this SECTION 5, the term of the covenant shall be extended for a term equal to the period for which the Executive is determined to have breached the covenant.

6. COVENANT NOT TO DISCLOSE. Executive acknowledges and agrees that, by virtue of the performance of the normal duties of his position with the Company and by virtue of the relationship of trust and confidence between the Executive and the Company, the Company will permit Executive to have access to and Executive will become familiar with, acquire knowledge of and develop or maintain the Company's Confidential Information (as defined below), whether currently existing or to be developed in the future, which Executive recognizes permits the Company to enjoy a competitive advantage and the premature disclosure of which would irreparably injure the Company. The Executive covenants and agrees that he will not, at any time, whether during the term of this Agreement or otherwise, directly or indirectly use, disclose (in any manner, including transmitting via or posting on the Internet), reproduce, distribute, reverse engineer or otherwise provide, in whole or in part, to or on behalf of any person (other than the Company Group) or use for his own account, any data or knowledge of operations of the Company Group which are proprietary in nature and/or confidential, whether in writing, in computer or other form or conveyed orally, including but not limited to confidential or proprietary records, data, trade secret, pricing policy, bid amount, bid strategy, rate structure, personnel policy, method or practice of obtaining or doing business by the Company Group, or any other confidential or proprietary information whatsoever (the "CONFIDENTIAL INFORMATION"), whether or not obtained with the knowledge and permission of the Company and whether or not developed, devised or otherwise created in whole or in part by the efforts of the Executive and shall take no action that threatens to do so. The Executive further covenants and agrees that he shall retain all such knowledge and information which he shall acquire or develop respecting such Confidential Information in trust for the sole benefit of the Company and its successors and assigns. Executive shall not, without the prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it. In the event Executive is compelled by order of a court or other
governmental   or  legal  body  to  communicate  or  divulge  any   Confidential
Information to anyone other than the Company and those designated by it, Executive shall promptly notify the Company of any such order and shall cooperate fully with the Company (and the owner of such Confidential
Information) in protecting such information to the extent possible under applicable law.

7. NON-INTERFERENCE COVENANT. To protect the Company's legitimate business interests, including the Company's Confidential Information and business relationships, Executive covenants and agrees that he will not, at any time, whether during the term of this Agreement or during the Non-Compete Period, directly or indirectly, for whatever reason, whether for his own account or for the account of any other person, firm, company or other organization: (i) solicit for employment, employ, or otherwise deal with in a manner which interferes with the Company Group's relationship with any person or entity who is an employee, officer, director or independent contractor of the Company Group at any time or who constitutes a bona fide prospective employee, officer, trustee, director or independent contractor of the Company Group, unless such person or entity shall no longer be actively employed, or engaged by the Company Group and shall no longer constitute a bona fide prospective employee, officer, director or independent contractor of the Company Group; provided, however, Executive will not be deemed to be in violation of this clause (i) if an employee of the Company Group is hired by Executive's future employer provided that Executive did not otherwise violate this provision; (ii) interfere in any manner with any of the Company Group's contracts or relationships with any investor, customer, client or supplier (of services or tangible or intangible property) of the Company Group, or any person or entity who is a bona fide prospective, investor customer, client or supplier of the Company Group; (iii) solicit or otherwise interfere with any existing or proposed contract or relationship between the Company Group and any other party or (iv) speak or write in any manner which is disparaging of the Company Group, its business practices, employees, officers, trustees or directors.

8. BUSINESS MATERIALS AND PROPERTY DISCLOSURE. All written materials, records and documents made by the Executive or coming into his possession concerning the business or affairs of the Company Group shall be the sole property of the Company Group and, upon termination of his employment with the Company or upon request by the Company, the Executive shall return the same to the Company and shall retain no copies in any form or media. The Executive shall also return to the Company all other property in his possession owned by the Company upon termination of his employment.

9. BREACH BY EXECUTIVE. It is expressly understood, acknowledged and agreed by the Executive that (i) the restrictions contained in SECTIONS 5, 6, 7 and 8 of this Agreement represent a reasonable and necessary protection of the legitimate interests of the Company and that his failure to observe and comply with his covenants and agreements in Sections 5, 6, 7, or 8 will cause irreparable harm to the Company; (ii) it is and will continue to be difficult to ascertain the nature, scope and extent of the harm; and (iii) a remedy at law for such failure by Executive will be inadequate. Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which the Company may have in the event of any breach of said Sections, the Company shall be entitled, and is expressly and irrevocably authorized by Executive, to demand and obtain specific performance, including without limitation temporary and permanent injunctive relief, and all other appropriate equitable relief against Executive in order to enforce against Executive, or in order to prevent any breach or any threatened breach by Executive, of the covenants and agreements contained in those Sections in any court of competent jurisdiction without the need to post any bond or undertaking. Any action, suit or other legal proceeding to resolve any matter arising as a result of a breach of the restrictions contained in Sections 5, 6,

7, or 8 or an action to enforce any award rendered pursuant to the arbitration provisions in Section 10(g), may be commenced in a court of the State of New York and the parties hereby consent to the jurisdiction of such a court. The parties hereto unconditionally waive their respective right to demand a jury trial in any dispute relating to this Agreement. If any restriction with regard to Competition is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities, or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area to which it may be enforceable and the Company shall have no further obligations hereunder.

10. GENERAL PROVISIONS.

     a. Except insofar as Executive may be subject to general policies adopted by the Company from time to time, this Agreement contains the entire agreement between the parties with respect to its subject matter, and all prior other representations, warranties, conditions or agreements relating to the subject matter of this Agreement, whether or not reduced to writing in whole or part, are hereby revoked, terminated and declared to be null and void. The preceding sentence notwithstanding, this Agreement is in furtherance of, and does not affect or modify, any Deferred Compensation Plan in which the Executive may participate or Executive's participation in any benefit plan or program provided by the Company Group.

     b. The waiver by any party of any breach or default of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach or default of the same or any other provision of this Agreement. This Agreement may not be changed orally, but only by an instrument in writing duly executed on behalf of the party against which enforcement of any waiver, change, modification, consent or discharge is sought.

     c. This Agreement is binding upon and will inure to the benefit of the Company and Centerline, Executive and their respective successors, assigns, heirs and legal representatives. Insofar as Executive is concerned, this Agreement is personal and Executive's duties under it may not be assigned or delegated. The Company may assign or delegate its rights or obligations under this Agreement to any successor owner of the Company's business, and, if ownership of the Company's business is transferred or the Company is merged with or consolidated into another entity, the Company will cause the successor to assume all of the Company's obligations under this Agreement.

     d. The existence, terms, and conditions of this Agreement are and shall be deemed to be fully confidential and shall not be disclosed by Executive or the Company to any person or entity, except: (i) as may be required by law; (ii) by Executive to his accountant to the extent necessary to prepare his tax returns; (iii) by Executive to his family and attorney; (iv) by the Company or any affiliate of the Company to their attorneys and human resources personnel or to any entity which shall have executed a confidentiality agreement with the Company or any affiliate of the Company; and (v) by Executive to any lender, condominium or cooperative board, or other entity or person that may require employment or other financial information for bona fide reasons that are not competitive with the Company, provided that the financial terms of this Agreement may not be disclosed to any potential employer that is a competitor of the Company, and that Executive gives each such person to whom disclosure is made notice of the confidentiality provisions of this Agreement. Notwithstanding the foregoing Executive shall not be prohibited from disclosing the general terms of his compensation to prospective Employers.

     e. The Company may withhold from any and all amounts payable to Executive hereunder pursuant to such federal, state and local taxes as may be required to be withheld pursuant to any applicable laws or regulation. The Executive is solely responsible for the payment of any tax liability (including any taxes and penalties arising under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")) that Executive incurs as a result of any payments or benefits that the Executive receives pursuant to this Agreement. The Company shall not have any obligation to pay the Executive for any such tax liabilities. Nevertheless, if the Company reasonably determines that any payments or benefits pursuant to Section 4 above would cause the Executive to incur liability for additional tax under Section 409A of the Code, then the Company (of its own initiative or upon request of the Executive) may suspend such payments or benefits until the end of the six-month period immediately following termination of the Executive's employment (the "409A Suspension Period"). As soon as reasonably practical after the end of the 409A Suspension Period (and in no event more than two and one-half months thereafter), the Company will make a lump-sum payment to the Executive, in cash, in an amount equal to any payments and benefits that the Company does not make on account of the 409A Suspension Period. At the close of the 409A Suspension Period, the Executive will receive any remaining payments and benefits due pursuant to Section 4 in accordance with the terms of that Section (as if there had not been any suspension beforehand). Notwithstanding the foregoing, in the event that this Agreement or any payment or benefit paid to the Executive hereunder is deemed to be subject to Section 409A of the Code, Executive and the Company agree to negotiate in good faith to adopt such amendments that are necessary to comply with
          Section 409A of the Code or to exempt such  payments or benefits  from
          Section 409A of the Code.

     f. In the event that any dispute shall arise between Executive and the Company relating to Executive's rights under this Agreement, the Company shall pay to Executive all reasonable legal fees and expenses incurred in connection with such dispute, if the Company is not the prevailing party in an action for injunctive relief or if it is finally determined by the arbitration referred to in SECTION 10(G) hereof or by a court of competent jurisdiction that Executive is the prevailing party in all or substantially all material respects with respect to any dispute.

     g. In the event of any dispute between the Company and Executive with regard to this Agreement or his employment or termination thereof with the Company, other than for injunctive relief pursuant to SECTIONS 5, 6, 7 AND 8 hereof, such dispute shall be resolved pursuant to the rules of the American Arbitration Association ("AAA") by arbitration conducted in New York City, New York. The decision of the arbitrator or arbitrators shall be final and binding on the parties hereto and may be entered in any court having jurisdiction. Each party shall bear its own costs of arbitration and shall equally divide the charges of the arbitrators and the AAA, except as provided in SECTION 10(F).

     h. All notices hereunder shall be given in writing and shall be either delivered personally, or sent by certified or registered mail, return receipt requested, addressed to the other party at such party's address on the books of the Company or at the Company's executive offices (to the attention of the General Counsel), as the case may be. Notices shall be deemed given when received, or two (2) business days after mailing, whichever is earlier.

     i. The parties have entered into this Agreement in the belief that its provisions are valid, reasonable and enforceable. If any one or more of the provisions shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision in this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

     j. Executive acknowledges that the prohibitions and restrictions set forth in this Agreement are reasonable and necessary for the protection of the business of the Company, that the restrictions and prohibitions here will not prevent him from earning a livelihood after the termination of Executive's employment and that part of the compensation paid and benefits provided to Executive are in consideration for entering into this Agreement.

     k. Centerline hereby agrees that all obligations with respect to compensation owed to Executive under this Agreement by the Company shall be fully and unconditionally guaranteed by Centerline and Centerline agrees to take such actions as are necessary to ensure compliance with any provision hereof requiring action on the part of Centerline. Centerline's obligations hereunder shall be binding on its successors and assigns (including, without limitation, any entity that succeeds to all or a substantial portion of Centerline's business or assets).

     l. This Agreement is governed by, and is to be construed in accordance with, the law of the State of New York without reference to the conflicts of laws principles thereof.

     m. The provisions of Sections 4(H), 5, 6, 7, 8, 9, 10(F), 10(G) and 11 of this Agreement shall survive and shall continue to be binding upon the

          Executive and the Company notwithstanding the termination of this Agreement for any reason whatsoever.

     n. The parties warrant and represent that each has the legal capacity and authority to enter into this Agreement.

     o. In the event of a conflict between the terms and provisions of any Bonus Plan or Deferred Compensation Plan and this Agreement, the terms of this Agreement shall prevail.

     p. Nothing in this Agreement shall affect in any way any prior awards to Executive of stock options or restricted stock which shall continue to be governed by the terms of the award and the Deferred Compensation Program governing such award.


11. INDEMNIFICATION. The Company shall indemnify and hold the Executive harmless from and against any and all liabilities to which he may be subject as a result of his employment hereunder (including as a result of service by him at the request of the Company as an officer or director of the Company or as an officer or director of any of its subsidiaries or affiliates) and shall provide Executive with the advancement of expenses with respect to such indemnification to the fullest extent that may be provided for laws applicable to the Company, its subsidiaries and affiliates. During the Employment Period and for a period of six (6) years thereafter, the Company shall maintain directors' and officers' insurance coverage which shall include Executive as a covered person in amounts maintained by comparable companies.

                     [The next page is the signature page.]

         IN  WITNESS   WHEREOF,   the  parties  have  executed  this  Agreement,
Centerline Capital Group, Inc. and Centerline Holding Company acting by their respective duly authorized officers, effective as of the Effective Date.

CENTERLINE CAPITAL GROUP, INC.                     EXECUTIVE:



By  /s/ Marc D. Schnitizer                         /s/ Nicholas A. C. Mumford
    ----------------------                         --------------------------
    Name:                                          Name:  Nicholas A. C. Mumford
    Title:


CENTERLINE HOLDING COMPANY


By  /s/ Marc D. Schnitizer
    ----------------------
    Name:  MARC D. SCHNITZER
    Title:  CHIEF EXECUTIVE OFFICER AND PRESIDENT

482661
                                    EXHIBIT A

                                   DEFINITIONS

When used in the Executive Employment Agreement to which this EXHIBIT A is appended (the "AGREEMENT"), the following terms have the following meanings. Any capitalized terms used below which are defined in the Agreement are used with the meanings ascribed to them in the Agreement.

"CAUSE" means: (a) Executive's having been found or pleading guilty or NOLO CONTENDRE to committing any felony involving fraud, embezzlement, theft or moral turpitude, or any misdemeanor involving the same and materially damaging the Company's reputation or financial interests; (b) any substantial and repeated failure, inability or refusal to perform, or breach of, Executive's material duties reasonably assigned to him and consistent with his duties and responsibilities as an officer of the Company, or a trustee, director or officer, as applicable, of Centerline or any member of the Company Group; (c) Executive's repeated failure to follow reasonable material directions consistent with his duties and responsibilities under this Agreement from the Chief Executive Officer of Centerline, the board of directors of the Company or the board of directors of Centerline; (d) Executive's willful and material breach of this Agreement; (e) Executive's willful and repeated failure to substantially perform his duties and responsibilities consistent with his duties and responsibilities under this Agreement with regard to a material matter, (f) Executive's fraud or breach of fiduciary duty to the Company or its affiliates, embezzlement, dishonesty or other dishonest act, in all cases of a material nature; (g) any material violation of a provision of the written Code of Conduct of the Company or other similar written policies of the Company (or failure to agree to observe the code of conduct) as in effect from time to time, which violation has a material adverse effect on the Company or its affiliates or (h) Executive's material unauthorized use or disclosure of any proprietary information or trade secrets of Centerline.

 "CHANGE IN CONTROL" means any of the following:

          (i) ACQUISITION OF CONTROLLING INTEREST. Any Person (other than Persons who are Employees at any time more than one year before a transaction) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities. In applying the preceding sentence, (i) securities acquired directly from the Company or its Affiliates by or for the Person shall not be taken into account, and
     (ii) an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be Change of Control, as reasonably determined by the Board.

          (ii) CHANGE IN BOARD CONTROL. Individuals who, as of the Effective Date, are members of the Board of Centerline ("Incumbent Board"), cease for any reason to constitute a majority of the Board of Centerline, provided, however, that if the election of a trustee is approved by vote of at least a majority of the Incumbent Board, such new trustee shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

          (iii) MERGER. The Company consummates a merger, or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Person (other than Persons who are Employees at any time more than one year before a transaction) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities.

          (iv) SALE OF  ASSETS.  The  shareholders  of the  Company  approve  an
     agreement  for  the  sale  or   disposition  by  the  Company  of  all,  or
     substantially all, of the Company's assets.

          (v) LIQUIDATION OR DISSOLUTION. The shareholders of the Company approve a plan or proposal for liquidation or dissolution of the Company.

     Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Shares of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

"COMPANY GROUP" means Centerline or its affiliates, including, without limitation, American Mortgage Acceptance Company, Centerline Capital Group, Inc., Centerline Capital Company LLC, Centerline Affordable Housing Advisors, LLC, Centerline Mortgage Capital Inc., Centerline Mortgage Partners Inc., Centerline Financial Holdings LLC, Centerline Investors I, LLC and Centerline REIT, Inc.

"COMPETITIVE BUSINESS" means any of the businesses of the Company Group, including, without limitation:

     (A) engaging, participating, or being involved directly or indirectly in any respect in the business of analyzing, investing in, purchasing or assisting any person or entity in the analysis, investment in or purchase of non-investment grade Commercial Mortgage Backed Securities (including servicing loans or originating loans) other than for Executive's own account or by way of investment by Executive in less than five percent (5%) of the outstanding stock or other securities or a publicly traded entity;

     (B) arranging for or providing, directly or indirectly, debt and/or equity financing products or services to developers or owners of real property other than for Executive's own account or by way of investment by Executive in less than five percent (5%) of the outstanding stock or other securities or a publicly traded entity;

         (C) engaging, participating, or being involved directly or indirectly in any respect in the business of the syndication and sale of housing tax credits, historic rehabilitation tax credits, new markets tax credits or home ownership tax credits other than for Executive's own account or by way of investment by Executive in less than five percent (5%) of the outstanding stock or other securities or a publicly traded entity; or

         (D) providing credit intermediation relating to debt or equity interests in real property other than for Executive's own account or by way of investment by Executive in less than five percent (5%) of the outstanding stock or other securities or a publicly traded entity.

"CONTINUOUS SERVICE" means the absence of any interruption or termination of service as an Centerline employee or consultant. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave;
(iii) any other leave of absence approved by the Centerline, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Centerline policy adopted from time to time. Changes in status between service as an employee and a consultant will not constitute an interruption of Continuous Service.

"FISCAL YEAR" means the fiscal year of the Company which is the period commencing January 1 and ending December 31 of each calendar year.

"GOOD REASON" means any of the following events that the Company does not reasonably cure within ten (10) days after receiving written notice thereof from the Executive (with Good Reason being established only at the end of such ten
(10) day period): (a) a material adverse change or diminution in Executive's duties, responsibilities or title as an employee of the Company or Centerline;
(b) a reduction of more than five percent (5%) in Executive's Salary, (c) a failure on the part of the Company to increase Executive's Salary by at least ten percent (10%) over the then current Salary level at the end of the Initial Term and at the end of each three (3) year period thereafter; (d) for a period commencing with a Change of Control and ending the close of the Fiscal Year following the Fiscal Year in which a Change of Control occurs, a reduction in Executive's total compensation (Salary plus Annual Bonus on an annualized basis) of more than ten (10%) of the average total compensation paid to Executive for two (2) Fiscal Years immediately preceding the Fiscal Year in which the Change of Control occurs, (e) an amendment, modification or termination of the Bonus Plan, which would result on a prospective basis in a reduction of greater than ten percent (10%) of the bonus pool which would otherwise be available under the Bonus Plan, if such amendment, modification or termination of the Bonus Plan had not been made and/or (f) the forced relocation of Executive to a location which is more than fifty (50) miles from his place of work as of the date of execution of this Agreement, which is 625 Madison Ave., New York, New York. Notwithstanding the foregoing, a decrease in all, or any part of, Executive's compensation if such decrease is in accordance with an across-the-board decrease applying generally to similarly situated executives of the Company (other than such a decrease upon a Change of Control) shall not constitute "Good Reason".

"RETIREMENT" means the Executive's voluntary termination of employment upon not less than sixty (60) days prior written notice (unless waived by the Company), under circumstances not involving Termination for Cause if the Participant has attained age 62 and completed at least 10 consecutive years of Continuous

Service immediately before ending Continuous Service. A Participant's Continuous Service for this purpose shall include any service with the Company or any of its Affiliates, as well as the Participant's service (i) with any predecessor to the Company or its Affiliates, and (ii) with any company acquired by the Company or any Affiliate.


"TERMINATION DATE" means the effective date of termination of the Employment Period and Executive's employment with the Company, regardless of the cause of such termination.

                                    EXHIBIT B
                                    ---------

                     OTHER BUSINESS ACTIVITIES OF EXECUTIVE
                     --------------------------------------

482661
                                    EXHIBIT C
                                    ---------

                      SUMMARY - DISABILITY INSURANCE TERMS
                      ------------------------------------

Total Monthly Benefit (with COLA):  $15,000.00

Beginning Date:                     91st Day

Benefit Paid:                       to age 65

                                    EXHIBIT D

                             FORM OF GENERAL RELEASE


     It  hereby  is  agreed,  by  and  among  Centerline   Capital  Group,  Inc.
("EMPLOYER"), and ____________ ("EMPLOYEE"), as follows:

                  1. [The Employee submits, and the Employer accepts, his permanent resignation from employment effective ___________][The Employer requests and the Employee submits to his termination from employment effective ___________]. Employee hereby waives any and all rights or claims to reinstatement or reemployment by the Employer. Employer reaffirms it obligation to make the payments required pursuant to Section ___ of that certain agreement dated as of ___________, 2007 between the Employer and the Employee (the "Employment Agreement").

                  2. In consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged by the Employee, Employee, for his self, his heirs, executors, administrators, successors and assigns, hereby releases and forever discharges the Employer, including any and all of Employer's subsidiaries, affiliates or related business entities (including, without limitation, American Mortgage Acceptance Company, Centerline Capital Group, Inc., Centerline Capital Company LLC, Centerline Affordable Housing Advisors, LLC, Centerline Mortgage Capital Inc., Centerline Mortgage Partners Inc., Centerline Financial Holdings LLC, Centerline Investors I, LLC and Centerline REIT, Inc.), its or their past, present and future owners, partners, directors, officers, agents, representatives, and employees or any of its or their subsidiaries, affiliates, parents, or related business entities, and its or their respective heirs, executors, administrators, successors and assigns, of, from and/or for all manner of actions, proceedings, causes of action, suits, debts, sums of money, accounts, contracts, controversies, agreements, promises, damages, judgments, claims, and demands whatsoever, known or unknown, whether arising in law or equity, out of any federal, state or city constitution, statute, ordinance, bylaw or regulation, or under the Employment Agreement, arising out of or relating to Employee's employment by the Employer, including but not limited to the termination of such employment, all claims of discrimination on the basis of age, alienage, citizenship, creed, disability, gender, handicap, marital status, national origin, race, religion sex or sexual orientation, and, without limitation, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay Act, the Rehabilitation Act, the Americans With Disabilities Act, the WARN Act, Sections 1981 and 1983 of the Civil Rights Act of 1866, the New York State Human Rights Law, New York Labor Law, the New York City Human Rights Law, and any other federal, state or local statute, ordinance, rule, regulation or order (collectively, "Claims" or "Damages"), which Employee ever had, now has, or which he, or his heirs, executors, administrators, successors or assigns can or may have for, or by reason of, any matter, cause, event, act, omission, transaction or occurrence up to and including the date of the execution of this Release, arising out of or relating to Employee's employment by the Employer, including but not limited to the termination of such employment.

                  3. The Employer, for itself, its successors, assigns and legal representatives, hereby releases and forever discharges the Employee, and the Employee's heirs, executors, administrators, legal representatives and assigns, from and against any and all Claims or Damages which the Employer ever had, now has for, or by reason of, any matter, cause, event, act, omission, transaction or occurrence up to and including the date of the execution of this Release, arising out of or relating to Employee's employment by the Employer; provided, however, that the Employer is not releasing any claims ("Retained Claims") with respect to any act or failure to act by the Employee that constitutes Employee's bad faith, gross negligence or willful misconduct or any fraudulent, intentionally improper, unauthorized or unlawful acts by the Employee, [with the understanding that the Employer is not currently aware of any such acts] (1); and provided further that any Retained Claims that are not brought in a legal proceeding against the Employee within eighteen (18) months following the date of this Release shall be deemed released and forever discharged from and after the date which is eighteen (18) months following the date of this Release.

                  4. (a) Except with respect to amounts owed pursuant to the Employment Agreement and any vested benefits under the Employer's employee benefit plans or those of its subsidiaries or affiliates, Employee covenants not to in any way cause to be commenced or prosecuted, or to commence, maintain or prosecute any action, charge, complaint or proceeding of any kind, on his own behalf or as a member of any alleged class of persons, in any court or before any administrative or investigative body or agency (whether public, quasi-public or private), against the Employer, or any of its subsidiaries, parents, affiliates, related business entities, or their respective successors or assigns, or any individual now or previously employed by the Employer, or by any of its subsidiaries, parents, affiliates, or related business entities and their successors and assigns, with respect to any act, omission, transaction or occurrence up to and including the date of this Agreement.

                     (b) Employee further represents that he has not commenced, maintained, prosecuted or participated in any action, charge, complaint or proceeding of any kind (on his own behalf and/or on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) that is presently pending in any court, or before any administrative or investigative body or agency (whether public, quasi-public, or private), against or involving the Employer, or any of the Employer's subsidiaries, parents, affiliates, or related business entities, or their successors or assigns or any individual now or previously employed by the Employer, or by any of its subsidiaries, parents, affiliates, or related business entities or their successors and assigns.

                     (c) The  Employer  covenants  not to in any way cause to be commenced  or  prosecuted,  or to commence,  maintain or  prosecute  any action, charge, complaint or proceeding of any kind in any court or before any administrative or investigative body or agency (whether public, quasi-public or private), against the Employee with respect to any act, omission, transaction or occurrence up to an including the date of this Release relating to the
Employer's employment of the Employee or the termination of his employment; provided, however, that the Employer is not waiving and shall not waive such right with respect to any act or failure to act by the Employee that constitutes Employee's bad faith, gross negligence or willful misconduct or any fraudulent, intentionally improper, unauthorized or unlawful acts by the Employee. [As of the date of this Release, the Employer is not aware of any act or failure to act by the Employee that would give rise to any action, charge, complaint or proceeding of any kind in any court or before any administrative or investigative body or agency (whether public, quasi-public or private), against the Employee.] (1)

                     (d) The Employer represents that it has not commenced, maintained, prosecuted or participated in any action, charge, complaint or proceeding of any kind that is presently pending in any court, or before any administrative or investigative body or agency (whether public, quasi-public, or private), against or involving the Employee or relating to the Employee's employment with the Employer or the termination of his employment.

                  5. Employee acknowledges that he has been fully and fairly represented by counsel in connection with the execution and delivery of this Release, the terms of which have been explained to him.

                  6. Employee acknowledges that he has considered fully the terms of this Agreement before signing; that he has read this Agreement in its entirety and understands its terms; that he agrees to all terms and conditions contained herein; that he is signing this Agreement knowingly and voluntarily; and, that he intends to abide by its terms in all respects.

                  7. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to New York's choice of law provisions. Any action to enforce this Agreement shall be brought in the New York State Supreme Court, County of New York. The parties hereby consent to such jurisdiction.

-----------------------------
(1) This bracketed sentence will be included in the Release if at the time of the execution of the Release, the Employer is able to make such statement. If at that time the Employer is not able to make such statement, the Release must be executed without such sentence.

                  8.  This   Agreement   may  be   executed  in  more  than  one
counterpart, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

------------------------                    ------------------------------
         Date                                         [Employee]

Signed before me this
     day of     , [Year]
----       ----

--------------------------
     Notary Public
                                            CENTERLINE CAPITAL GROUP, INC.

                                            By:
--------------------------                       --------------------------
              Date                          Name:
                                            Title:

Signed before me this
     day of     , [Year]
----       ----


--------------------------
     Notary Public


[If at time of execution the Employee is 40 years of age or older, this General Release is to be modified to comply with the provisions of the Older Workers Benefit Protection Act or similar legislation]